UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2005

ENTREMED, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9640 Medical Center Drive Rockville, Maryland

(Address of principal executive offices)

20850

(Zip Code)

(240) 864-2600

(Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

As previously reported, on March 23, 2005, EntreMed, Inc. (the “Company”) entered into a license agreement (the “Agreement”) with Celgene Corporation (“Celgene”). Under the Agreement, Celgene grants the Company an exclusive, world-wide license to Celgene’s patent rights and know-how in Tubulin binding agents (the “Rights”). The license grants the Company the right to make, have made, manufacture, have manufactured, use, develop, clinically test, import and sell the Rights in all oncology indications in humans or animals. Celgene retains a non-exclusive license to the Rights to continue research studies regarding Tubulin binding agents. Celgene also has a first right to negotiate any sublicense granted by the Company for the distribution, sale and/or marketing rights of any pharmaceutical product derived at least in part from the Rights (“Licensed Products”).

The Company will use commercially reasonable efforts to develop and commercialize Licensed Products and have complete control over all regulatory submissions. The Company will bear all the costs necessary for the development of Licensed Products. In consideration of the rights granted, the Company will pay Celgene an upfront fee of $1 million, with additional payments up to approximately $25.25 million based upon the attainment of certain milestones. The Company will also pay Celgene product royalties based upon net sales of the Licensed Products.

The Agreement contains additional terms and conditions customary for this type of arrangement, including representations, warranties and indemnification. The Agreement will terminate upon the expiration of all royalty payment obligations, unless terminated earlier. Either party may terminate upon 1) a material, uncured breach, 2) default of payment by the Company after notice, or 3) the filing of bankruptcy or similar proceedings against the other party. In addition, the Company may terminate the Agreement at any time upon six months written notice.

As a result of the transactions that occurred on December 31, 2002, Celgene is deemed the beneficial owner (through ownership of preferred stock and warrants) of approximately 35% of the Company’s common stock, $.01 par value per share. In addition, Celgene has the right to appoint two designees (or observers) to the Company’s Board of Directors and has preemptive rights with respect to future issuances of the Company’s securities.

On March 24, 2005 the Company issued a press release relating to the Agreement, a copy of which is included as an exhibit to this report and incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

     99.1 Text of Press Release, dated March 24, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.
/s/ Dane R. Saglio Dane R. Saglio Chief Financial Officer
Date: March 29, 2005

EXHIBIT INDEX

Designation	Description

99.1	Text of Press Release, dated March 24, 2005.

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